EXHIBIT 4


                     BANC OF AMERICA SECURITIES LETTERHEAD



                                                 Banc of America Securities LLC
                                                 9 West 57th Street
                                                 New York, NY 10019




May 6, 2006

ECC Acquisition, Inc.

Attention: Jeff Smulyan


                            HIGHLY CONFIDENT LETTER


Ladies and Gentleman:

You have advised Banc of America Securities LLC ("BAS") that ECC Acquisition, Inc. (the "Purchaser") intends to acquire Emmis Communications Corporation (the "Subject Company") through the purchase, directly or indirectly, of all of the outstanding capital stock or a substantial portion of the assets of the Subject Company not currently owned by the Purchaser, including, if appropriate, refinancing the Subject Company's existing debt (collectively, the "Acquisition"). You have further advised us that the Acquisition will be financed from a combination of the rollover of Jeff Smulyan's entire equity holdings and the rollover and/or purchase of equity by certain other members of management of the Subject Company and other capital of approximately $ 1.2 billion comprised of (i) private senior and/or subordinated debt securities (the "Debt Securities") or, in the event market conditions do not permit the issuance of the Debt Securities at the closing of the Acquisition, interim financing in lieu thereof (the "Bridge Facility") and/or (ii) senior credit facilities (the "Credit Facilities") and/or (iii) the assumption of existing indebtedness of the Subject Company and/or (iv) preferred stock (together with the Debt Securities, the "Securities").

We are pleased to inform you that, based upon (and subject to) our understanding of the Acquisition and current market conditions and subject to the conditions set forth below, we are highly confident of our ability, (i) as sole "book running" lead underwriter or placement agent, to sell or place the Securities in connection with the Acquisition and (ii) as sole lead arranger, to arrange and syndicate the Credit Facilities in connection with the Acquisition. The structure, interest rate and yield, covenants and terms of, and the documentation for, the Securities and the Credit Facility will be based on market conditions at the time of the sale or placement and the arrangement and on the structure and documentation of the Acquisition and all the financing therefor.

Our confidence in our ability to consummate the sale or placement of the Securities and to arrange and syndicate the Credit Facilities is subject to:
(i) the principal economic terms and structure of the Acquisition and the

ECC Acquisition, Inc.
May 6, 2006
Page 2


related financing components being on the terms as described to BAS on the date hereof or otherwise on terms and conditions acceptable to BAS and the execution of documentation relating thereto satisfactory in form and substance to BAS, and the Acquisition having been consummated; (ii) the receipt of all required governmental, regulatory or third party approvals or consents in connection with the Acquisition; (iii) the availability of audited and unaudited historical financial statements of the Subject Company and its subsidiaries and pro forma financial statements of the Subject Company and its subsidiaries assuming consummation of the Acquisition, in each case, satisfactory to BAS and in form and presentation as required by the Securities Act of 1933, as amended, and the rules and regulations thereunder applicable to registration statements on Form S-l (with such other adjustments to form and presentation to be agreed upon); (iv) there not having occurred any change or development that either individually or in the aggregate could reasonably be expected to have a material adverse effect on the business, operations, assets, properties, liabilities (actual and contingent), results of operations, condition (financial or otherwise) or prospects of the Subject Company and its subsidiaries, in each case taken as a whole, since the date of the most recent audited financial statements of the Subject Company, in each case, in BAS's sole judgment; (v) BAS and its representatives being satisfied with the results of their continuing business and legal due diligence (and no new fact, circumstance or development shall have occurred or been discovered which BAS believes is inconsistent in any material respect with any information previously provided to it) and your, and the Subject Company's, full cooperation with respect to the marketing of the Securities and the syndication of the Credit Facilities (including the availability of senior management of the Subject Company); and (vi) no change or proposed change in law or regulation, including regulations that could reasonably be expected to materially and adversely affect (a) the business or prospects of the Subject Company and its subsidiaries, taken as a whole or (b) the economic consequences, that the Purchaser contemplates deriving from the Acquisition.

You acknowledge that BAS and its affiliates may share with each other any information related to you, the Subject Company or its affiliates (including information relating to creditworthiness), or the Acquisition or the financing therefor; provided that BAS and such affiliates agree to hold any non-public information confidential in accordance with their respective customary policies related to non-public information.

This letter is not intended to be and should not be construed as (or relied upon as) an offer or commitment by BAS or any of its affiliates with respect to the extension of credit or the underwriting, sale, arrangement or placement of the Securities, the Credit Facilities or any of the other financings referenced herein and creates no obligations or liability on our part or your part, or on the part of any of our respective affiliates, in connection therewith. Obtaining financing for the Acquisition is inherently subject to uncertainties and contingencies beyond our control; accordingly there can be no assurance that the offering or placement of the Securities or the arrangement of the Credit Facilities will in fact be accomplished.

May 6, 2006
Page 3


Except as otherwise required by law or unless BAS has otherwise consented in writing, you are not authorized to show or circulate this letter to any other person or entity (other than your advisors and to the Subject Company, its board of directors and its advisors with a need to know). Nothing herein, express or implied, is intended or shall confer upon any third party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this letter.

Very truly yours,

BANC OF AMERICA SECURITIES LLC


By: /s/ Dan Kelly
    -----------------------------
    Dan Kelly
    Managing Director